Exhibit 99.1

Ixia to Acquire Anue Systems, Inc.

Acquisition Expands Ixia’s Reach into Live Networks

Hosts Conference Call May 7, 2012 at 8:00 a.m. Eastern time

Calabasas, CA, May 7, 2012 — Ixia (NASDAQ: XXIA), a leading, global provider of converged IP and wireless network test solutions, announced today that it has entered into a definitive agreement to acquire Anue Systems, Inc.(“Anue”), a leading developer of Network Visibility solutions. Under the terms of the agreement, Ixia will pay $145 million in cash, subject to certain adjustments including an adjustment based on the amount of Anue’s net working capital at closing. The transaction is anticipated to close in the second quarter of 2012, and is subject to customary closing conditions and approvals.

Anue grew revenues 51 percent in 2011 to $40.5 million and generated gross margins of 83 percent for the year. For the 12 months ended March 31, 2012, Anue generated $47.6 million in revenues. Ixia expects this transaction to be accretive to non-GAAP earnings beginning in the third quarter of 2012. Non-GAAP earnings exclude stock-based compensation, amortization of acquired intangible assets, and other non-recurring charges, net of the applicable tax effects.

As applications increasingly run in cloud networks and large data centers, service providers and large enterprises need better visibility into application performance. Traditional monitoring solutions cannot scale to successfully analyze the number of applications, services, and immense amounts of traffic across wired and mobile networks. Anue’s Net Tool OptimizerTM solution efficiently aggregates and filters network traffic to help optimize network monitoring tool usage. This efficiency creates significant customer value by maximizing IT resources, streamlining network troubleshooting, and expanding network monitoring capacity.

“Many networking trends such as the deployment of cloud and virtualization, LTE and mobility driven growth, security implications of applications delivered over cloud infrastructures, and the massive expansion in bandwidth are fueling both Ixia’s and Anue’s growth,” said Vic Alston, Ixia chief operating officer. “Next-generation cloud providers, mobility operators and enterprises all require network and traffic visibility to maintain quality of service across application and service delivery. Anue’s Optimizer solutions provide customers with a measurable value regarding performance, scale, and resiliency of networks, while enabling the creation of a next generation platform for quality of service delivery across live networks.”

With the acquisition of Anue, Ixia will become a leading player in the rapidly growing network visibility market – a market that is growing over 30 percent per year and will enhance Ixia’s service provider presence and create new opportunities among enterprise customers.

Alex Pepe, Chief Executive Officer of Anue, said, “I’m truly excited about the power of this combination and the opportunities it creates for our respective customers and employees. This transaction will give Ixia reach into our service provider and enterprise customers, while Anue’s products will benefit from Ixia’s international channels. Ixia and Anue together will bring value to customers by helping to build and operate networks that deliver high value applications and services with quality, scale and resiliency.”

The terms of the agreement were unanimously approved by the boards of directors of both Ixia and Anue.

Stifel Nicolaus Weisel is acting as financial advisor and Bryan Cave LLP is acting as legal counsel to Ixia.MHT Partners is acting as financial advisor and Vinson & Elkins is acting as legal counsel to Anue.

Conference Call Information

Ixia will host a conference call to discuss this acquisition on Monday, May 7, 2012 at 8:00 a.m. Eastern time. Open to the public, investors may access the call by dialing (678) 825-8347. A live webcast of the conference call along with a slide presentation regarding the proposed acquisition will be accessible from the “Investors” section of the company’s web site (www.ixiacom.com). Following the live webcast, an archived version will be available on the Ixia web site for 90 days.

About Ixia

Ixia provides the industry’s most comprehensive converged IP services testing solution - from the wireless edge to the Internet core. Network equipment manufacturers, service providers, enterprises and government agencies use Ixia’s industry-leading test and simulation platforms to design and validate a broad range of wired, Wi-Fi and 3G/LTE networking equipment and networks. Ixia’s solutions create real-world conditions by emulating a full range of high-scaling networking protocols and generating media-rich application traffic to validate performance, conformance and security of cloud, core, data center, wireless and multiplay networks. For more information, visit www.ixiacom.com.

About Anue Systems, Inc.

Anue Systems, Inc. helps network engineers and scientists monitor and test complicated networks. The Anue Systems Net Tool Optimizer™ provides complete network visibility into physical and virtual networks, improves network security and optimizes monitoring tool efficiency. The Anue patented filtering technology and industry leading, easy-to-use control panel help network engineers minimize network downtime and maximize return on monitoring tool investment. Anue’s Test and Measurement division provides Network Emulation products that simulate real world conditions for the testing and deployment of large networks. Founded in 2002, Anue customers include the world’s largest data centers, enterprise networks, service providers, and government agencies.

Ixia and the Ixia four-petal logo are registered trademarks or trademarks of Ixia. Other trademarks are the property of their respective owners.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the potential acquisition of Anue and future financial performance. In some cases, such forward-looking statements can be identified by terms such as may, will, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include the risk that the conditions to the closing of our acquisition of Anue will not be met or that the anticipated benefits and synergies of the acquisition will not be realized, as well as those factors identified in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our other filings with the U.S. Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Editorial Contact:

Kelly Maloit

Director of Public Relations

818-444-2957

kmaloit@ixiacom.com

Investor Contact:

Maria Riley

The Blueshirt Group

Investor Relations

415-217-7722

maria@blueshirtgroup.com

Tom Miller

Chief Financial Officer

818-444-2325

tmiller@ixiacom.com